AMERICAN CAPITAL, LTD.	Two Bethesda Metro Center 14th Floor Bethesda MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

TO: American Capital Stockholders FROM: Malon Wilkus, CEO and Chairman

RE: AMERICAN CAPITAL ANNOUNCES SHARE REPURCHASE AND DIVIDEND PLAN

I am pleased to report American Capital, Ltd.'s (Nasdaq: ACAS) Board of Directors has approved a program that may provide for repurchases of shares or dividend payments through December 31, 2012. We are writing this letter to you to provide a notice required by law that we may be repurchasing shares over the next six months.

Under the newly adopted program, quarterly, American Capital will consider setting an amount to be utilized for stock repurchases or dividends. Generally, the amount may be utilized for repurchases if the price of American Capital's common stock represents a discount to the net asset value of its shares, and the amount may be utilized for the payment of cash dividends if the price of American Capital's common stock represents a premium to the net asset value of its shares. In determining the quarterly amount, the Board of Directors will be guided by American Capital's net cash provided by operating activities in the preceding quarter. As appropriate, the Board of Directors will also consider cash and cash equivalents on hand, debt service considerations, investment plans, its forecasts of financial liquidity and economic conditions, operational issues and the current trading price of American Capital's common stock. Shares may be purchased in the open market, including through block purchases, or through privately negotiated transactions. American Capital does not intend to repurchase any shares from directors, officers or other affiliates of American Capital.

The repurchase and dividend program may be suspended, terminated or modified at any time for any reason. The program does not obligate us to acquire any specific number of shares, and all repurchases will be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases.

American Capital has come a long way over the past several years and today has the financial capability and results to increase shareholder value through accretive stock repurchases or dividends. Since early August, we have made open market purchases of 9.1 million shares of American Capital common stock at an average price of $8.21 per share, totaling $75.0 million. With regard to the repurchases completed to date, we repurchased 4.9 million shares at an average price of $8.12 per share in August, totaling $39.8 million, and 4.23 million shares at an average price of $8.31 per share in September through today, totaling $35.2 million. The stock repurchases made to date have had a positive impact on shareholder value. Though we may be facing headwinds in the current economy, we are optimistic that our portfolio companies, having been tested through the last recession, will perform well in future.

We appreciate your support and your interest in American Capital.

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September 20, 2011 Page 2

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $52 billion in assets under management and eight offices in the U.S., Europe and Asia. American Capital and European Capital will consider investment opportunities from $10 million to $300 million. For further information, please refer to www.AmericanCapital.com.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor's shares, when sold, may be worth more or less than their original cost. Additionally, American Capital's current performance may be lower or higher than the performance data quoted above.

This letter contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

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